January 23, 1996


Mr. Frank Fraser
Nordion International Inc.
447 March Road
Kanata, Ontario
K2K 1X8


Reference:  Equity Investments in Food Technology Services Incorporated



Dear Sir:

Thank you for your subscription in our corporation and payment in full in the amount of US $25,000.

We appreciate your participation in our organization and this letter confirms your ownership of 31,250 shares at US $.80 in the capital of FTSI as a result of your $25,000 investment of January 23, 19956.

                                              Yours very truly,
                                              Food Technology Services Inc.



                                         by:
                                              Sam Whitney, Chairman

cc:  B. Butler